[LOGO]

                                  PRESS RELEASE

CONTACT:  Robert S. Koebele
          Vice President, Finance
          SBARRO, INC.
          (516) 864-0203

                                       SUMMARY:  SBARRO, INC. receives
                                                 lawsuits in response to the
                                                 Sbarro family proposal to
                                                 acquire all the public shares
                                                 in Sbarro Inc.


FOR IMMEDIATE RELEASE
---------------------

Commack, L.I., New York.........................................January 27, 1998

         Sbarro, Inc. (listed New York Stock Exchange "SBA") announced today that certain lawsuits have been instituted by purported shareholders of the Company alleging a breach of fiduciary duties and seeking damages and other relief in response to the Company's announcement that it had received a proposal from members of the Sbarro family for the merger of the Company with a company to be owned by them. Under the proposal, the public shareholders of the Company would receive $28.50 per share in cash, or an aggregate of approximately $380 million for the 13.3 million shares (approximately 65% of outstanding shares) of the Company's common stock not currently owned by the members of the Sbarro family.

         As previously reported, the Board of Directors of the Company has established a special committee to evaluate and consider the proposal. The special committee has not, to date, responded to the Sbarro family's proposal.

         The Company develops and operates a national chain of family-style, cafeteria-type Italian restaurants under the Sbarro name. At December 28, 1997, there were 862 Sbarro restaurants in operation, 623 of which were Company-owned and 239 of which were franchised.